UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2014

Resource Real Estate Opportunity REIT II, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 333-184476

Maryland	80-0854717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1845 Walnut Street, 18th Floor, Philadelphia, PA, 19103

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 2, 2014, Resource Real Estate Opportunity REIT II, Inc. (the “Company”), through a wholly owned subsidiary, entered into an agreement to purchase a multifamily community located in Fort Worth, Texas (the “Fort Worth Property”) from an unaffiliated seller, Orion-Fort Worth Associates LLC, a Delaware limited liability company. The Fort Worth Property is a multifamily community with 360 units located on an approximately 24-acre site with amenities, including but not limited to a resort style swimming pool, outdoor kitchen and fireplace, 24-hour state of the art fitness center, media and entertainment center, business center, pet park, attached garages and additional covered parking. The contract purchase price for the Fort Worth Property is $47.0 million, excluding closing costs.

Under the purchase agreement, the Company is obligated to make an earnest money deposit of $850,000. The Company will be obligated to purchase the Fort Worth Property only after satisfaction of agreed upon closing conditions. The Company intends to fund the purchase of the Fort Worth Property with proceeds from its ongoing initial public offering and debt proceeds. There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, the Company may forfeit up to $850,000 of earnest money.

Item 8.01.	Other Events

Cash Distributions

On November 13, 2014, the Company’s board of directors authorized cash distributions to the stockholders of record at the close of business each day in the period commencing November 27, 2014 through and including January 29, 2015. The distributions for each day in the period commencing November 27, 2014 through and including November 30, 2014 will equal a daily amount of $0.00068493 per share of common stock. The distributions for each day in the period commencing December 1, 2014 through and including January 29, 2015 will equal a daily amount of $0.00164384 per share of common stock. The Company expects to pay these distributions on December 31, 2014 and January 30, 2015.

Stock Distribution

On November 19, 2014, the Company’s board of directors authorized a stock distribution of 0.00833333 shares of its common stock, $0.01 par value per share, or 0.833333% of each outstanding share of common stock, to the stockholders of record at the close of business on December 31, 2014. Such stock distribution is to be issued on January 15, 2015.

The Company believes that the stock distribution should be a tax-free transaction for U.S. federal income tax purposes under Section 305(a) of the Internal Revenue Code of 1986, as amended, and the adjusted tax basis of each share of “old” and “new” common stock should be computed by dividing the adjusted tax basis of the old common stock by the total number of shares, old and new. The holding period of the common stock received in such non-taxable distribution is expected to begin on the date the taxpayer acquired the common stock which is the date that the distribution is made. Stockholders should consult their own tax advisors regarding the tax consequences of this stock distribution.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

Dated: December 3, 2014	By:	/s/ Alan F. Feldman
Alan F. Feldman Chief Executive Officer (Principal Executive Officer)